Exhibit 99.1

ENNIS ADDS AN ADDITIONAL $5 MILLION TO ITS

STOCK REPURCHASE PROGRAM

Midlothian, Texas — April 23, 2012 — Ennis, Inc. (NYSE: EBF) announced today that the Board of Directors approved an additional $5 million be added to the Company’s stock repurchase program.

Mr. Keith Walters, Chairman, President and Chief Executive Officer of the Company, stated, “The decision to add an additional $5 million to the Company’s stock repurchase program, along with our Board’s recent decision to raise our dividend rate, reflects the confidence of both management and our Board in the company’s continued business strength. With this addition, the Company will have almost $9 million available for shares repurchases. We believe that the purchase of our shares, given the current price at which the common stock is trading, relative to the Company’s earnings per share and book value per share, is a solid investment in the company and will add to shareholder value.”

Under the repurchase program, shares may be purchased from time to time in the open market or through privately negotiated transactions depending on market conditions, share price, trading volume and other factors, and such purchases, if any, will be made in accordance with applicable insider trading and other securities laws and regulations. These repurchases may be commenced or suspended at any time or from time to time without prior notice.

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through nine distribution centers located throughout North America.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Michael D. Magill, Executive Vice President

Mr. Richard L. Travis, Jr., Chief Financial Officer

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com